Exhibit 10.4

SECOND ADDENDUM TO LETTER OF INTENT AND ADVISORY SERVICES AGREEMENT

This Second Addendum (the “Addendum”) is entered into as of June 11, 2026, by and between NeOnc Technologies Holdings, Inc. (“NeOnc” or the “Company”) and AFH Holding & Advisory, LLC (“AFH”).

RECITALS

WHEREAS, the parties entered into a Letter of Intent dated December 19, 2022 (the “Original LOI”), pursuant to which AFH agreed to provide strategic advisory, capital markets, financing, merger and acquisition, corporate governance, and public company advisory services to the Company;

WHEREAS, the Original LOI contemplated that AFH would serve as the Company’s exclusive financial advisor and receive compensation equal to two percent (2.0%) of the Company’s post-money valuation following the completion of the Company’s public offering;

WHEREAS, the parties desire to clarify and memorialize the methodology for determining such compensation using the Company’s fully diluted market capitalization.

AGREEMENT

1.	Advisory Fee. Effective January 1, 2025, AFH shall be entitled to an annual advisory fee equal to two and one half percent (2.5%) of the Company’s Fully Diluted Market Capitalization, determined as of December 31 of each fiscal year; 2025 calculation is based on an advisory fee of 2.5%.

2.	2025 Determination.

●	Closing Share Price: $8.27

●	Fully Diluted Shares Outstanding: Approximately 22.0 million

●	Fully Diluted Market Capitalization: Approximately $181.9 million

●	AFH Advisory Fee (2.5%): $4,546,575

3.	2026 and Future Years. The annual advisory fee shall be calculated using the Company’s fully diluted market capitalization as of December 31 of the applicable fiscal year, including all issued and outstanding common shares, vested RSUs, vested options, warrants, convertible securities, and other equity-linked instruments. The annual advisory fee payable for 2026 shall be less any bonus compensation paid to AFH or its affiliates during 2026.

4.	Payment. The annual advisory fee shall be equal to 2.5% of the Company’s Fully Diluted Market Capitalization and shall be payable in cash. At AFH’s sole discretion, all or any portion of the advisory fee may be accepted in the form of common stock, restricted stock units (RSUs), or a combination thereof. The election to receive equity compensation shall be made solely by AFH and not by the Company. Common stock or restricted stock unit payments will be based on the closing sales price of the Company’s common stock as of December 31 of such subject year. The timing and payment schedule of the advisory fee, including any installment payments, shall be determined and approved by AFH in its sole discretion. Any unpaid amounts shall accrue and remain payable to AFH until paid in full. Any unpaid amounts shall be recorded as accrued advisory fees payable to AFH.

5.	Miscellaneous. For the avoidance of doubt, the Company shall not have the right to unilaterally defer, modify, or alter the payment schedule without the prior written consent of AFH. Except as expressly amended herein, all terms and provisions of the Original LOI and any prior amendments shall remain in full force and effect and are hereby ratified and confirmed.

NEONC TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Victoria Medvec
Name:	Victoria Medvec
Title:	Compensation Committee Chair

By:	/s/ Jimmy Delshad
Name:	Jimmy Delshad
Title:	Compensation Committee Member

By:	/s/ Bader Almonawer
Name:	Bader Almonawer
Title:	Compensation Committee Member

AFH HOLDING & ADVISORY, LLC

By:	/s/ Amir F. Heshmatpour
Amir F. Heshmatpour, Managing Director